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                                                                     EXHIBIT 8.1


                              ALSTON & BIRD LLP

                             One Atlantic Center
                          1201 West Peachtree Street
                         Atlanta, Georgia 30309-3424

                                 404-881-7000
                       Fax: 404-881-7777 Telex: 54-2996

Philip C. Cook                                                   (404) 881-7000


                             [FORM OF TAX OPINION]
                               September 25, 1997


Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee  38018

                  Re: Proposed Plan of Merger Involving Union Planters Corporation and Capital Bancorp

Ladies and Gentlemen:

         We have acted as counsel to Union Planters Corporation ("Parent"), a corporation organized and existing under the laws of the State of Delaware, in connection with the proposed merger of Capital Bancorp ("Subject Company"), a Corporation organized and existing under the Laws of the State of Florida with and into a wholly-owned subsidiary of Parent to be organized under the Laws of the State of Tennessee ("UPC Merger Subsidiary"), with UPC Merger Subsidiary as the surviving entity. The Merger will be effected pursuant to the Amended and Restated Agreement and Plan of Merger by and between Subject Company and Parent made and entered into as of August 12, 1997 (the "Agreement"). In our capacity as counsel to Parent, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger ("Tax Opinion").

         In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.


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Union Planters Corporation
September 25, 1997
Page 2


                            INFORMATION RELIED UPON

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

                  (1)      the Agreement;

                  (2) the Registration Statement on Form S-4 filed by Parent with the Securities and Exchange Commission under the Securities Act of 1933, on September 25, 1997, including the Proxy Statement/Prospectus for the Special Meeting of the shareholders of Capital Bancorp; and

                  (3) such additional documents as we have considered relevant.

         In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Parent and Subject Company.

         You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, provide a wider array of banking and banking-related services to consumers and businesses, and provide for a stronger market position and for greater financial resources to meet competitive challenges within the Miami, Florida market area.

         To achieve these goals, the following will occur pursuant to the
Agreement:

                  (1) Parent will form UPC Merger Subsidiary by transferring property to it solely in exchange for all the outstanding shares of UPC Merger Subsidiary Common Stock.

                  (2) Subject to the terms and conditions of the Agreement, at the Effective Time, Subject Company shall be merged with and into UPC Merger Subsidiary in accordance with the provisions of Section 607.1107 of the FBCA and Section 48-21-109 of the TBCA and with the effect provided in Section
607.1106 of the FBCA and Section 48-21-108 of the TBCA (the "Merger"). UPC Merger Subsidiary shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Subject Company and Parent and will be approved and adopted by the Board of Directors of UPC Merger Subsidiary upon its organization.

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Union Planters Corporation
September 25, 1997
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                  (3) Subject to the provisions of Article 3 of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, UPC Merger Subsidiary, Subject Company, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of Parent Capital Stock, including any associated Parent Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) Each share of Subject Company Common Stock (excluding shares held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive .8525 shares of Parent Common Stock (subject to possible adjustment as set forth in Section 10.1(g) of the Agreement, the "Exchange Ratio"). Pursuant to the Parent Rights Agreement, each share of Parent Common Stock issued in connection with the Merger upon conversion of Subject Company Common Stock shall be accompanied by a Parent Right.

                  (4) In the event Parent changes the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                  (5) Each of the shares of Subject Company Common Stock held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                  (6) Notwithstanding any other provision of the Agreement, each holder of shares of Subject Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional share of Parent Common Stock multiplied by the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Parent) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.


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Union Planters Corporation
September 25, 1997
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                  (7) At the Effective Time, each option to purchase or other right with respect to shares of Subject Company Common Stock pursuant to stock options, stock appreciation rights or other rights, including stock awards ("Subject Company Options") granted by Subject Company under the Subject Company Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become options with respect to Parent Common Stock, and Parent shall assume each Subject Company Option on substantially the same terms and conditions as the applicable Subject Company Stock Plan and stock option or other agreement by which it is evidenced.

         With your consent, we have also relied on certain factual matters confirmed to us by you as true both now and as of the Effective Time:

                  1. The aggregate fair market value of the consideration to be received in the Merger by holders of Subject Company Common Stock will be approximately equal to the fair market value of the Subject Company Common Stock surrendered in exchange therefor, as determined by arm's length negotiations between the managements of Subject Company and Parent. In connection with the Merger, no holder of Subject Company Common Stock will receive in exchange for such stock, directly or indirectly, any consideration other than Parent Common Stock and cash in lieu of a fractional share thereof.

                  2. There is no plan or intention by any of the holders of capital Common Stock who own five percent (5%) or more of the Subject Company Common Stock (other than Alex Halberstein), and to the best knowledge of the management of Capital, there is no plan or intention on the part of any of the holders of Subject Company Common Stock who own less than five percent of Subject Company Common Stock to sell, exchange, transfer or otherwise dispose of a number of shares of Parent Common Stock to be received by them in connection with the Merger that would reduce the Subject Company shareholders' ownership of Parent Common Stock to a number of shares having a value, as of the Effective Time, of less than fifty percent (50%) of the total value of all of the formerly outstanding stock of Subject Company immediately prior to the Effective Time. For purposes of this representation, shares of Subject Company Common Stock exchanged for cash or other property or exchanged for cash in lieu of fractional shares of Parent Common Stock are treated as outstanding shares of Subject Company Common Stock at the Effective Time. Moreover, shares of Subject Company Common Stock which are sold, redeemed or disposed of prior to the Merger and in contemplation or as part of the Merger, and shares of Parent Common Stock which are received by holders of Subject Company Common Stock in connection with the Merger and which are otherwise sold, redeemed, or disposed of subsequent to the Merger will be taken into account for purposes of this representation. For purposes of this representation and notwithstanding anything to the contrary herein, Subject Company has assumed that Alex Halberstein has a plan or intention to sell for cash all the Parent Common Stock that he will receive in the Merger.


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Union Planters Corporation
September 25, 1997
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                  3. In the Merger, Subject Company will transfer to UPC Merger
Subsidiary and UPC Merger Subsidiary will acquire from Subject Company assets representing at least ninety percent (90%) of the fair market value of Subject Company's net assets and at least seventy percent (70%) of the fair market value of Subject Company's gross assets held immediately prior to the Merger. For purposes of this representation, included as assets of Subject Company held immediately prior to the Merger will be (i) amounts paid pursuant to the Merger to holders of Subject Company Common Stock in lieu of fractional shares of Parent Common Stock, (ii) amounts used to pay Subject Company's reorganization expenses, (iii) all payments, redemptions and distributions made by Subject Company in contemplation or as part of the Merger, and (iv) all dispositions by Subject Company prior to the Merger that were made in contemplation of the Merger (including, for purposes of this representation, any branch reductions or sales following the Merger that are intended to achieve cost savings or other efficiencies). Any dispositions as described in (iv) will be for full fair market value.

                  4. Prior to the Merger, Parent will be in control of UPC Merger Subsidiary within the meaning of Section 368(c). Following the Merger, UPC Merger Subsidiary will not issue, and Parent will not cause UPC Merger Subsidiary to issue, additional shares of stock of UPC Merger Subsidiary that would result in Parent ceasing to control UPC Merger Subsidiary within the meaning of Section 368(c).

                  5. None of Parent, UPC Merger Subsidiary nor any corporation affiliated with either of Parent or UPC Merger Subsidiary, has any plan or intention to purchase, redeem or otherwise acquire any of the Parent Common Stock issued pursuant to the Merger. After the Merger, no dividends or distributions will be made to the former Subject Company shareholders by Parent other than regular, normal dividends or distributions made to all holders of Parent Common Stock.

                  6. Parent has no plan or intention to liquidate UPC Merger Subsidiary, to Merge UPC Merger Subsidiary with or into another corporation, or to sell, exchange, transfer or otherwise dispose of any stock of UPC Merger Subsidiary.

                  7. The assumption by UPC Merger Subsidiary of the liabilities of Subject Company and the acquisition by UPC Merger Subsidiary of the assets of Subject Company which are subject to liabilities, pursuant to the Merger, is for a bona fide business purpose, and the principal purpose of Parent and UPC Merger Subsidiary for such assumption of liabilities and acquisition of assets subject to liabilities is not the avoidance of federal income tax on the transfer of such assets of Subject Company to UPC Merger Subsidiary pursuant to the Merger. Each of the liabilities of Subject Company assumed by UPC Merger Subsidiary and each of the liabilities to which the acquired assets of Subject Company are subject is associated with the assets of Subject Company and were incurred by Subject Company in the ordinary course of its business.


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Union Planters Corporation
September 25, 1997
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                  8. Following the Merger, UPC Merger Subsidiary will continue
(and Parent will cause UPC Merger Subsidiary to continue) the historic business of Subject Company or use a significant portion of Subject Company's historic business assets in a business. No assets of Subject Company have been sold, transferred or otherwise disposed of which would prevent Parent from continuing the historic business of Subject Company or from using a significant portion of Subject Company's historic business assets in a business following the Merger. UPC Merger Subsidiary has no plan or intention to sell, exchange, transfer or otherwise dispose of (and Parent has no plan or intention to cause UPC Merger Subsidiary to sell, engage, transfer or otherwise dispose of) any of the assets of Subject Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C).

                  9. Parent, UPC Merger Subsidiary, Subject Company and the holders of Subject Company Common Stock each has paid and will pay its or their own expenses incurred in connection with or as part of the Merger or related transactions except for liabilities of Subject Company to pay its own expenses which are assumed by UPC Merger Subsidiary pursuant to the Merger and which will be paid solely out of the assets of Subject Company as constituted immediately prior to the Merger, and except that each of Parent and Subject Company shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement based on the relative Asset sizes of Parent and Subject Company at December 31, 1996. None of Parent, UPC Merger Subsidiary or Subject Company has paid or will pay, directly or indirectly, any expenses incurred by any holder of Subject Company Common Stock in connection with or as part of the Merger or any related transactions. None of Parent, UPC Merger Subsidiary or Subject Company has agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Subject Company Common Stock.

                  10. There is no intercorporate indebtedness existing between Parent and Subject Company or between UPC Merger Subsidiary and Subject Company that was issued, acquired or will be settled at a discount.

                  11. None of Parent, UPC Merger Subsidiary or Subject Company is an "investment company" within the meaning of Section 368(a)(2)(F) or a "real estate investment trust" within the meaning of Section 856.

                  12. None of Parent, UPC Merger Subsidiary or Subject Company is under the jurisdiction of a court in Title 11 or similar case within the meaning of Section 368(a)(3)(A).

                  13. The total adjusted bases and the total fair market value of the assets of Subject Company to be acquired by UPC Merger Subsidiary in the Merger each exceeds the


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Union Planters Corporation
September 25, 1997
Page 7


total liabilities of Subject Company to be assumed, or to be taken on a subject-to basis, by UPC Merger Subsidiary.

                  14. No stock of UPC Merger Subsidiary will be issued in the Merger.

                  15. The payment of cash in lieu of fractional shares of Parent Common Stock in the Merger is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to holders of Subject Company Common Stock instead of issuing fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to holders of Subject Company Common Stock. The fractional share interests of each holder of Subject Company Common Stock will be aggregated and no holder of Subject Company Common Stock will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

                  16. None of the compensation received by any shareholders of Subject Company is or will be separate consideration for, or allocable to, any of their shares of Subject Company Common Stock to be surrendered in the Merger. None of the shares of Parent Common Stock received by any shareholder of Subject Company is or will be separate consideration for, or allocable to. any employment, consulting or similar arrangement which may be entered into between Parent, UPC Merger Subsidiary or any affiliate thereof and such shareholder for services rendered or to be rendered by such shareholder. Any compensation paid or to be paid to any shareholder of Subject Company who will be an employee of or perform advisory services for Parent, UPC Merger Subsidiary or any affiliate thereof after the Merger, will be in consideration of services actually rendered or to be rendered, will be commensurate with amounts paid to third parties bargaining at arm's length for similar services, and has been bargained for independent of negotiations specifically regarding the consideration to be paid for Subject Company Common Stock.

                  17. Subject Company has no authorized stock other than Subject Company Common Stock. Immediately prior to the Merger, the only capital stock of Subject Company that will be issued and outstanding will be Subject Company Common Stock.

                  18. All shares of Parent Common Stock into which shares of Subject Company Common Stock will be converted pursuant to the Merger will be newly issued or treasury shares and will be issued by Parent directly to holders of Subject Company Common Stock pursuant to the Merger.

                  19. Not taking into consideration the Stock Option Agreement or any Subject Company Common Stock, securities or instruments owned or beneficially owned in a fiduciary or representative capacity or in connection with a debt previously contracted, during the five-year period ending at the Effective Time, none of Parent, UPC Merger Subsidiary, or


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Union Planters Corporation
September 25, 1997
Page 8


any entity affiliated with either Parent or UPC Merger Subsidiary, has owned or owns, beneficially or of record, more than five percent (5%) of any class of stock or securities of Subject Company or any instruments giving the holder thereof the right to acquire any such stock or securities.

                  20. Subject Company has not and will not prior to the Merger redeem any of its stock, make any distribution with respect to its stock, or dispose of any of its assets in contemplation or as part of the Merger, excluding for purposes of this representation regular, normal dividends.

                  21. There exist no options, warrants, convertible securities or other rights to acquire Subject Company Common Stock, other than the Stock Option Agreement or Subject Company Options.

                  22. Except for the possible issuance of Subject Company Common Stock pursuant to the exercise of options previously granted under the Subject Company Stock Plan, Subject Company will not issue any additional shares of Subject Company Common Stock prior to the Merger.

                  23. Subject Company will be merged with and into UPC Merger Subsidiary in accordance with the applicable provisions of the Florida Business Corporation Act and the Tennessee Business Corporation Act.

                  24. The Merger is being effected for bona fide business reasons and will be carried out strictly in accordance with the Agreement, as described in the Registration Statement, and none of the material terms and conditions therein have been or will be waived or modified.

                  25. Subject Company in not a "domestic building and loan association" within the meaning of Section 7701(a)(19).

                  26. No shares of Subject Company Common Stock are held by any subsidiary of Subject Company.

                  27. At the Effective Time, there will be no accrued but unpaid dividends on shares of Subject Company Common Stock.

                  28. Parent has no plan or intention to liquidate, merge or otherwise dispose after the Merger any entity affiliated with Subject Company immediately prior to the Merger.

                  29. None of Subject Company, Parent or any entity affiliated with either Subject Company or Parent will take any position on any federal, state or local income or



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Union Planters Corporation
September 25, 1997
Page 9


franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger an a reorganization within the meaning of Section 368(a).

                  30. The management of Parent is not aware of any plan or intention to take any action that would cause the Parent Rights to become exercisable.

                  31. Subject Company is not a United States real property holding company as defined in Section 897(c).


                                    OPINIONS


         Based on the foregoing assumptions, we are of the opinion that:

                  (1) The Merger will qualify as a reorganization within the meaning of Sections 368(a) of the Code.

                  (2) No gain or loss will be recognized by Subject Company upon the transfer of its assets to UPC Merger Subsidiary solely in exchange for UPC Common Stock, Parent Rights and the assumption by UPC Merger Subsidiary of the liabilities of Subject Company.

                  (3) No gain or loss will be recognized by Parent or UPC Merger Subsidiary upon the receipt by UPC Merger Subsidiary of Subject Company's assets solely in exchange for UPC Common Stock, Parent Rights and the assumption by UPC Merger Subsidiary of the liabilities of Subject Company.

                  (4) No gain or loss will be recognized by a Subject Company shareholder upon the receipt of UPC Common Stock and Parent Rights solely in exchange for its shares of Subject Company Common Stock.

                  (5) The basis of the UPC Common Stock and Parent Rights received by a Subject Company shareholder in the Merger will be the same as the basis of the Subject Company Common Stock surrendered in exchange therefor less the basis allocated to any fractional share of UPC Common Stock settled by cash payment.

                  (6) The holding period of the UPC Common Stock and Parent Rights received by a Subject Company shareholder (including the holding period of any fractional share interest) will include the holding period of the Subject Company Common Stock surrendered in exchange therefor, provided the Subject Company Common Stock was held as a capital asset on the date of the exchange.

                  (7) The payment of cash in lieu of fractional shares of Parent Common Stock will be treated as if the fractional shares were issued as part of the exchange and then


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Union Planters Corporation
September 25, 1997
Page 10


redeemed by Parent. These cash payments will be treated under Section 302(a) as having been received as distributions in full payment in exchange for the fractional shares of Parent Common Stock redeemed. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholder.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed are true on the date the Merger is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed Merger, including for example any issues related to intercompany transactions, accounting methods, bad-debt reserves, or changes in accounting methods resulting from the Merger.

         This opinion is being provided solely for the use of Union Planters Corporation, Capital Bancorp, and the shareholders of Capital Bancorp. No other person or party shall be entitled to rely on this opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and consent to any references to this opinion or Alston & Bird LLP under the captions "Summary - Certain Federal Income Tax Consequences," and "Description of the Transaction - Certain Federal Income Tax Consequences."

                               Very truly yours,

                               ALSTON & BIRD LLP


                               By:
                                  ------------------------
                                  Philip C. Cook




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